Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-150150 and Form S-8 No. 333-150129) of our report dated March 9, 2010, with respect to the consolidated financial statements of DARA BioSciences, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 9, 2010